An Apple A Day Keeps The Boredom Away, Wetpaint.com is now in Apple News!
Wetpaint.com, (owned by Function(x) – NASDAQ: FNCX) a leading online destination for entertainment news for millennial women covering the latest in television, music, and pop culture, is now publishing on Apple News. Taking advantage of Apple's relaunched design, Wetpaint.com gains a significant new distribution channel, while fans get the convenience of Wetpaint.com on their iPhone and iPad.
Wetpaint.com offers a captivating News experience, clean presentation, and puts all the stories that interest you in one place. You can save favorites, share with friends, and vote and rate stories. As you do, News learns about your preferences and makes recommendations for stories that interest you.
You can find us in News using the Search feature. After opening the News app, click Search from the bottom menu, type in Wetpaint, click on the match, and wetpaint.com will be added to your Favorites.
About Wetpaint.com
Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Wetpaint.com is wholly owned digital publishing property of Function(x).
About Function(x)
Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x), Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Function(x), Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact: For Function(x): Investors: Michelle Lanken, 212-231-0092 Chief Financial Officer mlanken@functionxinc.com	Contact: Media Relations: IRTH Communications Robert Haag, 866-976-4784 Managing Partner